BLACKROCK MuniVest Fund, Inc.

FILE #811-05611

            ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/5/2007	Idaho Housing and Finance	45,000,000	2,380,000

Lehman Brothers, Citigroup Global Markets Inc., D.A. Davidson & Co. Incorporated, A.G. Edwards & Sons, Inc., Edward D. Jones & Co., Merrill Lynch & Co., Piper Jaffray & Co., Seattle Northwest Securities Corp., Zions First National Bank Capital Markets

3/5/2008	California State	1,750,000,000	995,000

Siebert Brandford Shank & Co., LLC, E.J. De La Rosa & Co., Inc, Stone & Youngberg, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Butler Wick & Co., Inc., Cabrera Capital Markets, LLC, Citi, City National Securities, Inc., DEPFA First Albany Securities LLC, Fidelity Capital Markets Services, First Southwest Company, Goldman, Sachs & Co., Great Pacific Securities, Jackson Securities, JPMorgan, Lehman Brothers, Loop Capital Markets, LLC, Merrill Lynch & Co., Morgan Keegan and Co., Inc., M.R. Beal & Company, Prager, Sealy & Company LLC, RBC Capital Markets, Ramirez & Co., Inc., Rice Financial Products Company, SL Hare Capital, Inc., Southwest Securities Inc., Toussaint Capital Partners, LLC, UBS Securities LLC, Wedbush Morgan Securities, Wells Fargo Institutional Securities, LLC

BLACKROCK MuniVest Fund, Inc.

FILE #811-05611

            ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/31/2008	TEXAS ST UNIV SYS FING REV	207,395,000	4,950,000	Lehman Brothers, RBC Capital Markets, Estrada Hinojosa & Company, Inc., & Piper Jaffray & Co.